Exhibit 99.1

CONTACT:

Mackenzie Aron, VP Investor Relations

(407) 906-6262

investor@taylormorrison.com

Taylor Morrison Reports First Quarter 2025 Results

SCOTTSDALE, Ariz., Apr. 23, 2025—Taylor Morrison Home Corporation (NYSE: TMHC), a leading national land developer and homebuilder, announced results for the first quarter ended March 31, 2025. Reported first quarter net income was $213 million, or $2.07 per diluted share, while adjusted net income was $225 million, or $2.18 per diluted share.

First quarter 2025 highlights:

•	Home closings revenue of $1.8 billion, up 12% year over year

•	3,048 closings, up 12% year over year, at an average price of $600,000

•	Home closings gross margin of 24.0% and adjusted home closings gross margin of 24.8%

•	Net sales orders of 3,374, down 8% from a year ago

•	Monthly absorption pace of 3.3, down from a near-record of 3.7 a year ago

•	Ending outlets of 344, up 4% year over year

•	86,266 homebuilding lots owned and controlled

•	59% controlled off balance sheet, up from 53% a year ago

•	Total homebuilding land spend of $469 million, of which 46% was development related

•	Repurchased 2.2 million common shares for $135 million

•	Homebuilding debt-to-capitalization of 24.3% on a gross basis and 20.5% net of $378 million of unrestricted cash

•	Total liquidity of $1.3 billion

“In the first quarter, we delivered 3,048 homes at an average price of $600,000, producing $1.8 billion of home closings revenue, up 12% year over year, with an adjusted home closings gross margin of 24.8%, up 80 basis points year over year. Combined with 70 basis points of SG&A leverage, our adjusted earnings per diluted share increased 25% while our book value per share grew 16% to approximately $58. Once again, each of our operational metrics met or exceeded our prior guidance. These strong top and bottom-line results reflect the benefits of our diversified consumer and product strategy. Especially in volatile market environments, this diversification is a valuable differentiator that we believe contributes to greater volume and margin resiliency,” said Sheryl Palmer, Taylor Morrison CEO and Chairman.

“From a sales perspective, the slow start in January gave way to stabilization in February and modest growth in March, following the historic pattern, albeit with slightly less velocity than we would have otherwise anticipated during the early spring selling season. In total, our monthly absorption pace increased to 3.3 per community from 2.6 in the fourth quarter but was down from the near-record of 3.7 we achieved a year ago. However, this was still solidly ahead of our pre-COVID historic first quarter average of 2.6 from 2013 to 2019, reflecting our strategic shift into higher-pacing, larger communities. By consumer group, our net sales were fueled by growth in our resort lifestyle segment, driven by strength in Florida, a modest decline in our move-up segment and a steeper reduction in entry-level sales—reinforcing the importance of our broad consumer reach,” said Palmer.

“Given our diversified portfolio, there is not a singular approach to our pace-versus-price strategy, but rather an ongoing community-specific process that considers each asset’s unique competitive dynamics, sales momentum and other market influences. Assuming a continuation of current market conditions as we look out to the remainder of the year, we now expect to deliver between 13,000 to 13,500 homes at a home closings gross margin around 23% in 2025.”

Palmer continued, “While the current environment has made it challenging to provide near-term guidance with strong conviction, we remain confident in our long-term trajectory on our path to 20,000 closings by 2028. The path there will not be a straight line as we navigate the market—with 2025 now expected to represent a speed bump on our path there; however, we believe our disciplined underwriting and attractive product positioning is strongly supportive of a business capable of generating low-to-mid 20% home closings gross margins and high-teen returns on equity over time. Additionally, we continue to believe the market overall remains under-supplied and demographics supportive of the strong need for new construction. In aspiring to reach 20,000 closings, we will prioritize bottom-line earnings and returns for our shareholders while always maintaining the health of our balance sheet. We are not interested in growth for growth’s sake. As our strategy has proven over the last decade-plus, we seek to maximize long-term return potential by thoughtfully balancing both pace and price through a uniquely diversified portfolio that is well positioned to withstand housing’s cyclicality.”

First Quarter Business Highlights (All comparisons are of the current quarter to the prior-year quarter, unless indicated.)

Homebuilding

•	Home closings revenue increased 12% to $1.8 billion, driven by a 12% increase in closings to 3,048 homes and a flat average closing price of $600,000.

•	Home closings gross margin was 24.0% on a reported basis and 24.8% on an adjusted basis. This compared to a reported and adjusted home closings gross margin of 24.0% a year ago.

•

Net sales orders declined 8% to 3,374. This was driven by a decline in the monthly absorption pace to 3.3 from the near-record of 3.7 a year ago, which was partially offset by a 4% increase in ending community count to 344 outlets.

•	Cancellations equaled 11.0% of gross orders, up from 7.0% a year ago but consistent with historic norms.

•	SG&A as a percentage of home closings revenue declined 70 basis points to 9.7% from 10.4% a year ago.

•	Backlog at quarter end was 5,068 homes with a sales value of $3.4 billion. Backlog customer deposits averaged approximately $48,000 per home.

Land Portfolio

•

Homebuilding land investment totaled $469 million, inclusive of $218 million for development and $251 million for lot acquisitions. Homebuilding land investment totaled $588 million in the first quarter of 2024.

•	Homebuilding lot supply was 86,266 homesites, of which a record 59% was controlled off balance sheet. This compared to total homesites of 74,182 a year ago, of which 53% was controlled.

•	Based on trailing twelve-month home closings, total homebuilding lots represented 6.5 years of supply, of which 2.7 years was owned.

Financial Services

•	The mortgage capture rate was 89%, up from 87% a year ago.

•	Borrowers had an average credit score of 751 and average debt-to-income ratio of 40%.

Balance Sheet

•

At quarter end, total liquidity was approximately $1.3 billion, including $934 million of total capacity on the Company’s revolving credit facility, which was undrawn outside of normal letters of credit.

•	The gross homebuilding debt to capital ratio was 24.3%. Including $378 million of unrestricted cash on hand, the net homebuilding debt-to-capital ratio was 20.5%.

•	The Company repurchased 2.2 million shares for $135 million. At quarter end, the remaining share repurchase authorization was $775 million.

Business Outlook

Second Quarter 2025

•	Home closings are expected to be approximately 3,200

•	Average closing price is expected to be around $585,000

•	Home closings gross margin is expected to be approximately 23%

•	Ending active community count is expected to be around 345

•	Effective tax rate is expected to be approximately 25%

•	Diluted share count is expected to be approximately 102 million

Full Year 2025

•	Home closings are now expected to be between 13,000 to 13,500

•	Average closing price is expected to be between $590,000 to $600,000

•	Home closings gross margin is now expected to be approximately 23%

•	Ending active community count is expected to be at least 355

•	SG&A as a percentage of home closings revenue is expected to be in the mid-9% range

•	Effective tax rate is expected to be between 24.5% to 25.0%

•	Diluted share count is now expected to be approximately 101 million

•	Homebuilding land acquisition and development investment is now expected to be around $2.4 billion

•	Share repurchases are now expected to be approximately $350 million

Quarterly Financial Comparison

(Dollars in thousands)	Q1 2025	Q1 2024	Q1 2025 vs. Q1 2024
Total Revenue	$1,896,019	$1,699,752	11.5%
Home Closings Revenue, Net	$1,830,068	$1,636,255	11.8%
Home Closings Gross Margin	$438,708	$393,046	11.6%
	24.0%	24.0%	0 bps change
Adjusted Home Closings Gross Margin	$453,586	$393,046	15.4%
	24.8%	24.0%	80 bps increase
SG&A	$176,624	$170,164	3.8%
% of Home Closings Revenue	9.7%	10.4%	70 bps decrease

Earnings Conference Call Webcast

Taylor Morrison will hold a conference call to discuss its results today at 8:30 a.m. ET. A live audio webcast of the conference call will be available on Taylor Morrison’s website at www.taylormorrison.com on the Investor Relations portion of the site under the Events tab. Call participants are asked to register for the event here to receive a unique passcode and dial-in information. The call will be recorded and available for replay on the Company’s website.

About Taylor Morrison

Headquartered in Scottsdale, Arizona, Taylor Morrison is one of the nation’s leading homebuilders and developers. We serve a wide array of consumers from coast to coast, including first-time, move-up and resort lifestyle homebuyers and renters under our family of brands—including Taylor Morrison, Esplanade and Yardly. From 2016 to 2025, Taylor Morrison has been recognized as America’s Most Trusted® Builder by Lifestory Research. Our long-standing commitment to sustainable operations is highlighted in our annual Sustainability and Belonging Report.

For more information about Taylor Morrison, please visit www.taylormorrison.com.

Forward-Looking Statements

This earnings summary includes “forward-looking statements.” These statements are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities, as well as those of the markets we serve or intend to serve, to differ materially from those expressed in, or implied by, these statements. You can identify these statements by the fact that they do not relate to matters of a strictly factual or historical nature and generally discuss or relate to forecasts, estimates or other expectations regarding future events. Generally, the words ““anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “may,” “will,” “can,” “could,” “might,” “should” and similar expressions identify forward-looking statements, including statements related to expected financial, operating and performance results, planned transactions, planned objectives of management, future developments or conditions in the industries in which we participate and other trends, developments and uncertainties that may affect our business in the future.

Such risks, uncertainties and other factors include, among other things: inflation or deflation; changes in general and local economic conditions; slowdowns or severe downturns in the housing market; homebuyers’ ability to obtain suitable financing; increases in interest rates, taxes or government fees; shortages in, disruptions of and cost of labor; higher cancellation rates of existing agreements of sale; competition in our industry; any increase in unemployment or underemployment; the seasonality of our business; the physical impacts of climate change and the increased focus by third-parties on sustainability issues; our ability to obtain additional performance, payment and completion surety bonds and letters of credit; significant home warranty and construction defect claims; our reliance on subcontractors; failure to manage land acquisitions, inventory and development and construction processes; failure to develop and maintain relationships with suitable land banks; availability of land and lots at competitive prices; decreases in the market value of our land inventory; new or changing government regulations and legal challenges; our compliance with environmental laws and regulations regarding climate change; our ability to sell mortgages we originate and claims on loans sold to third parties; governmental regulation applicable to our financial services and title services business; the loss of any of our important commercial lender relationships; our ability to use deferred tax assets; raw materials and building supply shortages and price fluctuations, including as a result of tariffs; our concentration of significant operations in certain geographic areas; risks associated with our unconsolidated joint venture arrangements; information technology failures and data security breaches; costs to engage in and the success of future growth or expansion of our operations or acquisitions or disposals of businesses; costs associated with our defined benefit and defined contribution pension schemes; damages associated with any major health and safety incident; our ownership, leasing or occupation of land and the use of hazardous materials; existing or future litigation, arbitration or other claims; negative publicity or poor relations with the residents of our communities; failure to recruit, retain and develop highly skilled, competent people; utility and resource shortages or rate fluctuations; constriction of the capital markets; risks related to instability in the banking system; risks associated with civil unrest, acts of terrorism, threats to national security, the conflicts in Eastern Europe and the Middle East and other geopolitical events; the scale and scope of current and future public health events, including pandemics and epidemics; any failure of lawmakers to agree on a budget or appropriation legislation to fund the federal government’s operations (also known as a government shutdown), and financial markets’ and businesses’ reactions to any such failure; risks related to our substantial debt and the agreements governing such debt, including restrictive covenants contained in such agreements; our ability to access the capital markets; the risks associated with maintaining effective internal controls over financial reporting; provisions in our charter and bylaws that may delay or prevent an acquisition by a third party; and our ability to effectively manage our expanded operations.

In addition, other such risks and uncertainties may be found in our most recent annual report on Form 10-K and our subsequent quarterly reports filed with the Securities and Exchange Commission (SEC) as such factors may be updated from time to time in our periodic filings with the SEC. We undertake no duty to update any forward-looking statement, whether as a result of new information, future events or changes in our expectations, except as required by applicable law.

Taylor Morrison Home Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended March 31,
	2025	2024
Home closings revenue, net	$1,830,068	$1,636,255
Land closings revenue	4,261	7,225
Financial services revenue, net	51,193	46,959
Amenity and other revenue	10,497	9,313

Total revenue	1,896,019	1,699,752
Cost of home closings	1,391,360	1,243,209
Cost of land closings	3,489	5,202
Financial services expenses	28,321	25,143
Amenity and other expenses	9,575	9,353

Total cost of revenue	1,432,745	1,282,907
Gross margin	463,274	416,845
Sales, commissions and other marketing costs	109,076	102,600
General and administrative expenses	67,548	67,564
Net income from unconsolidated entities	(1,975)	(2,751)
Interest expense/(income), net	8,499	(43)
Other expense, net	1,557	595

Income before income taxes	278,569	248,880
Income tax provision	64,838	57,719

Net income before allocation to non-controlling interests	213,731	191,161
Net income attributable to non-controlling interests	(265)	(891)

Net income	$213,466	$190,270

Earnings per common share:
Basic	$2.11	$1.79
Diluted	$2.07	$1.75
Weighted average number of shares of common stock:
Basic	101,245	106,457
Diluted	103,017	108,564

Taylor Morrison Home Corporation

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	March 31, 2025	December 31, 2024
Assets
Cash and cash equivalents	$377,815	$487,151
Restricted cash	288	15

Total cash	378,103	487,166
Owned inventory	6,225,039	6,162,889
Consolidated real estate not owned	126,395	71,195

Total real estate inventory	6,351,434	6,234,084
Land deposits	302,583	299,668
Mortgage loans held for sale	225,100	207,936
Lease right of use assets	64,960	68,057
Prepaid expenses and other assets, net	387,787	370,642
Other receivables, net	212,196	217,703
Investments in unconsolidated entities	475,192	439,721
Deferred tax assets, net	76,248	76,248
Property and equipment, net	247,328	232,709
Goodwill	663,197	663,197

Total assets	$9,384,128	$9,297,131

Liabilities
Accounts payable	$276,526	$270,266
Accrued expenses and other liabilities	550,897	632,250
Lease liabilities	75,047	78,998
Income taxes payable	67,057	2,243
Customer deposits	242,718	239,151
Estimated development liabilities	4,365	4,365
Senior notes, net	1,470,893	1,470,454
Loans payable and other borrowings	436,965	475,569
Revolving credit facility borrowings	—	—
Mortgage warehouse facilities borrowings	175,741	174,460
Liabilities attributable to consolidated real estate not owned	126,395	71,195

Total liabilities	$3,426,604	$3,418,951
Stockholders’ equity
Total stockholders’ equity	5,957,524	5,878,180

Total liabilities and stockholders’ equity	$9,384,128	$9,297,131

Homes Closed and Home Closings Revenue, Net:

	Three Months Ended March 31,
	Homes Closed			Home Closings Revenue, Net			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,110	933	19.0%	$625,714	$541,730	15.5%	$564	$581	(2.9%)
Central	883	832	6.1%	477,494	472,032	1.2%	541	567	(4.6)%
West	1,055	966	9.2%	726,860	622,493	16.8%	689	644	7.0%

Total	3,048	2,731	11.6%	$1,830,068	$1,636,255	11.8%	$600	$599	0.2%

Net Sales Orders:

	Three Months Ended March 31,
	Net Sales Orders			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	1,391	1,295	7.4%	$721,027	$776,861	(7.2%)	$518	$600	(13.7%)
Central	867	904	(4.1%)	449,363	478,419	(6.1%)	518	529	(2.1)%
West	1,116	1,487	(24.9%)	828,905	984,483	(15.8%)	743	662	12.2%

Total	3,374	3,686	(8.5%)	$1,999,295	$2,239,763	(10.7%)	$593	$608	(2.5%)

Sales Order Backlog:

	As of March 31,
	Sold Homes in Backlog			Sales Value			Average Selling Price
(Dollars in thousands)	2025	2024	Change	2025	2024	Change	2025	2024	Change
East	2,018	2,433	(17.1)%	$1,286,197	$1,715,398	(25.0)%	$637	$705	(9.6%)
Central	1,082	1,371	(21.1)%	640,443	870,550	(26.4)%	592	635	(6.8)%
West	1,968	2,440	(19.3%)	1,434,734	1,662,190	(13.7%)	729	681	7.0%

Total	5,068	6,244	(18.8)%	$3,361,374	$4,248,138	(20.9)%	$663	$680	(2.5%)

Ending Active Selling Communities:

	As of March 31,		Change
	2025	2024
East	137	113	21.2%
Central	94	93	1.1%
West	113	125	(9.6%)

Total	344	331	3.9%

Reconciliation of Non-GAAP Financial Measures

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”), we provide our investors with supplemental information relating to: (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio.

Adjusted net income, adjusted earnings per common share and adjusted income before income taxes and related margin are non-GAAP financial measures that reflect the net income/(loss) available to the Company excluding, to the extent applicable in a given period, the impact of inventory and real estate impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net, and legal reserves or settlements that the Company deems not to be in the ordinary course of business and in the case of adjusted net income and adjusted earnings per common share, the tax impact due to such items. Adjusted home closings gross margin is a non-GAAP financial measure calculated as GAAP home closings gross margin (which is inclusive of capitalized interest), excluding inventory impairment charges. EBITDA and Adjusted EBITDA are non-GAAP financial measures that measure performance by adjusting net income before allocation to non-controlling interests to exclude, as applicable, interest expense/(income), net, amortization of capitalized interest, income taxes, depreciation and amortization (EBITDA), non-cash compensation expense, if any, inventory and real estate impairment charges, impairment of investment in unconsolidated entities, pre-acquisition abandonment charges, gains/losses on land transfers to joint ventures, extinguishment of debt, net and legal reserves or settlements that the Company deems not to be in the ordinary course of business, in each case, as applicable in a given period. Net homebuilding debt to capitalization ratio is a non-GAAP financial measure we calculate by dividing (i) total debt, plus unamortized debt issuance cost/(premium), net, and less mortgage warehouse facilities borrowings, net of unrestricted cash and cash equivalents (“net homebuilding debt”), by (ii) total capitalization (the sum of net homebuilding debt and total stockholders’ equity).

Management uses these non-GAAP financial measures to evaluate our performance on a consolidated basis, as well as the performance of our segments, and to set targets for performance-based compensation. We also use the ratio of net homebuilding debt to total capitalization as an indicator of overall financial leverage and to evaluate our performance against other companies in the homebuilding industry. In the future, we may include additional adjustments in the above-described non-GAAP financial measures to the extent we deem them appropriate and useful to management and investors.

We believe that adjusted net income, adjusted earnings per common share, adjusted income before income taxes and related margin, as well as EBITDA and adjusted EBITDA, are useful for investors in order to allow them to evaluate our operations without the effects of various items we do not believe are characteristic of our ongoing operations or performance and also because such metrics assist both investors and management in analyzing and benchmarking the performance and value of our business. Adjusted EBITDA also provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, levels of depreciation or amortization, or unusual items. Because we use the ratio of net homebuilding debt to total capitalization to evaluate our performance against other companies in the homebuilding industry, we believe this measure is also relevant and useful to investors for that reason. We believe that adjusted home closings gross margin is useful to investors because it allows investors to evaluate the performance of our homebuilding operations without the varying effects of items or transactions we do not believe are characteristic of our ongoing operations or performance.

These non-GAAP financial measures should be considered in addition to, rather than as a substitute for, the comparable U.S. GAAP financial measures of our operating performance or liquidity. Although other companies in the homebuilding industry may report similar information, their definitions may differ. We urge investors to understand the methods used by other companies to calculate similarly-titled non-GAAP financial measures before comparing their measures to ours.

A reconciliation of (i) adjusted net income and adjusted earnings per common share, (ii) adjusted income before income taxes and related margin, (iii) adjusted home closings gross margin, (iv) EBITDA and adjusted EBITDA and (v) net homebuilding debt to capitalization ratio to the comparable GAAP measures is presented below.

Adjusted Net Income and Adjusted Earnings Per Common Share

	Three Months Ended March 31,
(Dollars in thousands, except per share data)	2025	2024
Net income	$213,466	$190,270
Inventory impairment charges	14,878	—
Tax impact of non-GAAP reconciling items	(3,463)	—

Adjusted net income	$224,881	$190,270

Basic weighted average number of shares	101,245	106,457
Adjusted earnings per common share—Basic	$2.22	$1.79
Diluted weighted average number of shares	103,017	108,564
Adjusted earnings per common share—Diluted	$2.18	$1.75

Adjusted Income Before Income Taxes and Related Margin

	Three Months Ended March 31,
(Dollars in thousands)	2025	2024
Income before income taxes	$278,569	$248,880
Inventory impairment charges	14,878	—

Adjusted income before income taxes	$293,447	$248,880

Total revenue	$1,896,019	$1,699,752
Income before income taxes margin	14.7%	14.6%
Adjusted income before income taxes margin	15.5%	14.6%

Adjusted Home Closings Gross Margin

	Three Months Ended March 31,
(Dollars in thousands)	2025	2024
Home closings revenue, net	$1,830,068	$1,636,255
Cost of home closings	1,391,360	1,243,209

Home closings gross margin	$438,708	$393,046
Inventory impairment charges	14,878	—

Adjusted home closings gross margin	$453,586	$393,046

Home closings gross margin as a percentage of home closings revenue	24.0%	24.0%
Adjusted home closings gross margin as a percentage of home closings revenue	24.8%	24.0%

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
(Dollars in thousands)	2025	2024
Net income before allocation to non-controlling interests	$213,731	$191,161
Interest expense/(income), net	8,499	(43)
Amortization of capitalized interest	24,773	23,625
Income tax provision	64,838	57,719
Depreciation and amortization	1,696	3,138

EBITDA	$313,537	$275,600
Non-cash compensation expense	7,785	5,483
Inventory impairment charges	14,878	—

Adjusted EBITDA	$336,200	$281,083

Total revenue	$1,896,019	$1,699,752
Net income before allocation to non-controlling interests as a percentage of total revenue	11.3%	11.2%
EBITDA as a percentage of total revenue	16.5%	16.2%
Adjusted EBITDA as a percentage of total revenue	17.7%	16.5%

Net Homebuilding Debt to Capitalization Ratios Reconciliation

(Dollars in thousands)	As of March 31, 2025	As of December 31, 2024	As of March 31, 2024
Total debt	$2,083,599	$2,120,483	$2,093,499
Plus: unamortized debt issuance cost, net	6,177	6,616	7,935
Less: mortgage warehouse facilities borrowings	(175,741)	(174,460)	(183,174)

Total homebuilding debt	$1,914,035	$1,952,639	$1,918,260
Total stockholders’ equity	5,957,524	5,878,180	5,426,168

Total capitalization	$7,871,559	$7,830,819	$7,344,428

Total homebuilding debt to capitalization ratio	24.3%	24.9%	26.1%

Total homebuilding debt	$1,914,035	$1,952,639	$1,918,260
Less: cash and cash equivalents	(377,815)	(487,151)	(554,287)

Net homebuilding debt	$1,536,220	$1,465,488	$1,363,973
Total stockholders’ equity	5,957,524	5,878,180	5,426,168

Total capitalization	$7,493,744	$7,343,668	$6,790,141

Net homebuilding debt to capitalization ratio	20.5%	20.0%	20.1%